UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020.

Gateway Garage Partners LLC

181 High Street LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10770

Delaware (State or other jurisdiction of incorporation or organization) Maine (State or other jurisdiction of incorporation or organization)	85-1031420 (I.R.S. Employer Identification No.) 26-2224584 (I.R.S. Employer Identification No.)

6 West 20th Street, 5th Floor New York, New York (Address of principal executive offices)	10011 (Zip Code)

(813) 438-6452

Registrant’s telephone number, including area code

Units of LLC Interest

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	unforeseen events beyond our control, such as terrorist attacks, health concerns, including pandemics and epidemics such as COVID-19, imposition of taxes and surcharges by regulatory authorities, travel related restrictions, accidents and unusual weather patterns, including natural disasters such as hurricanes, tornadoes or earthquakes;

●	changes in economic conditions generally and the real estate markets specifically;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our Manager and its affiliates;

●	expected rates of return provided to investors;

●	the ability of our Manager and its affiliates to operate the property;

●	our ability to retain and hire competent employees and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes in the Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”));

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Manager;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

●	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1.	Business

General

Gateway Garage Partners LLC, or Gateway or the Company, is a Delaware limited liability company that was organized to acquire a membership interest in 181 High Street LLC, or OpCo, a Maine limited liability company. OpCo’s sole asset is a parking garage, or the Property, located in Portland, Maine. In March 2021, the Company completed an offering, or the Offering, of its units of limited liability company interest, or the Units, that was effected through an offering circular that was qualified by the Securities and Exchange Commission under Regulation A of the Securities Act of 1933, as amended. The Company raised $1,000,000 in the Offering, which the Company used to acquire the Interest. As of March 31, 2021, the Company owned a 10% interest, or the Interest, in OpCo. OpCo intends to use the proceeds from the sale of the Interest to the Company for capital expenditures to the Property and for the reimbursement of OpCo’s initial member for certain expenses of capital expenditures previously made to the Property.

The Parking Garage

The Property consists of a five-story parking garage located at 181 High Street, Portland, Maine. The parking garage was constructed in 1987 and its frame consists of structured steel columns supporting steel reinforced concrete floor slabs. The parking garage has 208,375 square feet of parking space consisting of approximately 600 parking spaces and two elevators. The property recently underwent a restriping of the parking spaces to create wider, more efficient spaces and to add 13 ADA compliant spaces. The garage is open 24 hours a day, seven days a week and 52 weeks a year. There are multiple security cameras on the Property, and multiple daily live patrols are conducted by a third-party security vendor. The parking garage was originally built in 1987 and went through an upgrade in 2011 in order to accommodate customers from the Eastland Park Hotel. The parking garage is currently subject to four lease/license agreements that grant the lessees the use of substantially all of the spaces; however, the general public also has access to a number of the spaces on an as-available basis. The rates for the general public are currently $4.00/hour ($5.00 for the first hour), and the rates for spaces subject to the parking agreement are described below under “—Parking Leases.” Pursuant to the terms of OpCo’s loan agreement (described below), OpCo is required to spend not less than three percent (3%) of the Property’s annual gross revenue on capital expenditures, including maintenance and repairs. OpCo has recently started replacing the façade of the Property, and OpCo intends to complete the upgrades in the first quarter of 2022.

The Property Leases

The Property is currently subject to four parking/licensing agreements pursuant to which substantially all of the parking spaces are reserved for or guaranteed for use by the lessees. The parking agreements, in the aggregate, have generated approximately 63% and 80% of OpCo’s gross revenues for the years ended December 31, 2019 and 2020, respectively. The total number of spaces licensed per month under these agreements is 530 (for an explanation of the excess spaces, see “Operating Strategy” below). Set forth below is a description of the material terms of each of these agreements.

Maine Medical Center License Agreement. The license agreement between OpCo and Maine Medical Center was amended and entered into on September 1, 2018 and expires on September 30, 2021. Under this agreement, as amended, OpCo has guaranteed Maine Medical Center 500 parking spaces (the “Guaranteed Spaces”) for use by employees of Maine Medical Center. As of March 1, 2021, Maine Medical Center reduced the number of Guaranteed Spaces from 500 to 300. Either party may terminate the agreement upon the occurrence of a default under the agreement by the other party, provided that, if OpCo terminates the agreement due to a default by Maine Medical Center, Maine Medical Center remains liable for the then-existing monthly license fee for the remainder of the term of the agreement. A failure to perform any of the obligations stated in the Maine Medical Center License Agreement within fifteen (15) days of receiving notice of such failure constitutes an event of default.

Eastland Park Hotel Parking Agreement. The current parking agreement between OpCo and the Eastland Park Hotel was entered into on April 19, 2011 and expires on March 31, 2061. Under this agreement, OpCo has allocated 100 exclusive parking spaces to the hotel for use by guests and employees. The parking agreement requires OpCo, at its expense, to operate and maintain the parking garage in accordance with applicable legal requirements and to provide adequate uniformed staff and security for the facility. Either party may terminate the agreement upon the occurrence of an event of default by the other party. A failure by either party to (i) pay any liquidated sum of money owed to the other within five (5) days of receiving notice for payment of the same, and (ii) observe any covenant, obligations or requirements of the Eastland Park Hotel Parking Agreement within thirty (30) days of receiving notice of such failure, provided that in the event that such default is incapable of being cured within such 30-day period, the defaulting party shall have up to a maximum of ninety (90) days to cure such default so long as it is diligently pursued.

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Via Group License Agreement. The license agreement between The Via Group and OpCo was entered into on January 1, 2018 and expires on December 31, 2023. Under this agreement, OpCo has licensed 75 parking spaces (the “Base Number”) to Via Group for use by its employees, customers and other business-related parties, which number may be increased upon request by Via Group. Via Group will pay the current rental rate for the general public for all licensed parking spaces in excess of the Base Number. Either party may terminate the agreement upon the occurrence of a default under the agreement by the other party, provided that, if OpCo terminates the agreement due to default of Via Group, Via Group remains liable for the Base License Fee for the remainder of the term of the agreement. A failure by OpCo to perform its obligations under the Via Group License Agreement within fifteen (15) days of receiving notice of such failure constitutes an event of default under the Via Group License Agreement.

Catholic Charities License Agreement. The license agreement between Catholic Charities Maine and OpCo was entered into as of October 1, 2020 and expires on September 30, 2023. Under this agreement, OpCo has licensed 55 parking spaces to Catholic Charities for use by its employees, customers and business-related persons. Catholic Charities will pay an initial license fee of $115,500 for the 12-month period from October 1, 2020 through September 30, 2021, subject to a 3% automatic increase as of October 1, 2021 and each October 1st thereafter throughout the term of the agreement. If the agreement is terminated by OpCo due to a default by Catholic Charities, Catholic Charities remains liable for the license fee for the remainder of the term of the agreement.

Existing Indebtedness

On May 17, 2017, OpCo entered into an Amended and Restated Advancing Term Promissory Note with Androscoggin Savings Bank (the “Lender”), which provides for a loan of $15 million, bearing interest at the rate of 4.05% per annum up to April 30, 2024 at thereafter at a variable rate equal to the Prime Rate as published in The Wall Street Journal. The loan matures on May 17, 2027. OpCo is obligated to make monthly payments of interest and principal, with the principal payments being based on a three hundred (300) month amortization period. All unpaid principal and interest is due and payable on the maturity date. The loan may be prepaid at any time, subject to a prepayment premium of 3% in the third year of the loan, 2% in the fourth year of the loan and 1% thereafter until 90 days prior to the maturity date.

The loan is secured by, among other things, a mortgage granting the Lender a first priority lien on the Property. The loan agreement contains customary affirmative and negative covenants for loans of this type, including limitations on indebtedness, liens and change in control. The loan agreement also requires OpCo to maintain a pre-distribution debt service coverage ratio of 1.25 to 1.0 and a post-distribution debt service coverage ratio of 1.1 to 1. In addition, the loan agreement requires OpCo to spend not less than three percent (3%) of its annual gross revenue on capital expenditures on the Property, including maintenance and repairs, with any amount not expended in a calendar year being held in a capital expenditure reserve. In the event of a default by OpCo, the loan will, at the option of the Lender, becomes due and payable without notice or demand, other than an event of bankruptcy which shall cause the loan to become automatically due and payable. At December 31, 2020, OpCo was in compliance with all of the covenants under the loan.

Property Management Agreement

The day-to-day operations of the parking garage are managed by Standard Parking Corporation (“Standard Parking”) pursuant to the terms of a management agreement between OpCo and Standard Parking (the “Property Management Agreement”). The Property Management Agreement automatically renews from year to year unless either party sends a 120-day prior written notice to the other party that it desires to terminate the agreement at the end of the applicable year. The responsibilities of Standard Parking under the Property Management Agreement include, among other things:

●	Operating and directing the operation of the parking garages as a parking facility and rendering usual and customary services incidental thereto;

●	Routinely maintaining any parking agreement provided by Standard Parking in good operating condition;

●	Hiring, paying, training, providing benefits for and supervising sufficient experienced and qualified personnel to render the services required by the agreement;

●	Promoting, advertising and endeavoring to increase the volume, efficiency and quality of the services rendered;

●	Collecting parking fees from the daily users of and monthly parkers at the parking garage and the payment of the sales tax on those gross revenues;

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●	Causing the premises to be maintained in a clean and orderly manner, consistent with the operation of a first-class parking facility, including the removal of snow and ice, provided that Standard Parking is not required or authorized to make any structural, mechanical, electrical or other installations, alterations or repairs to the parking garage without OpCo’s prior written approval;

●	Obtaining and maintaining the insurance policies required by the Property Management Agreement;

●	Preparing and filing all necessary returns, reports and forms required by law relating to Standard Parking’s employees; and

●	Preparing an annual budget, at least 60 days prior to the end of each year, reflecting projected operating results

The Property Management Agreement requires OpCo to pay Standard Parking for expenses incurred by Standard Parking relating to the performance of its duties under the agreement, all as reflected in the annual budget or as otherwise approved by OpCo, including, without limitation, salaries, wages and health insurance, license and permit fees, costs of compliance with governmental laws and regulations, costs of uniforms and other supplies, maintenance and approved repairs, utility charges, bookkeeping and administrative services, travel expenses and general public liability and crime insurance.

The annual management fee payable to Standard Parking for 2020 under the Property Management Agreement is $67,938, payable monthly, which fee automatically increases three percent (3%) each year. There is no cap on the maximum amount of the annual management fee payable to Standard Parking under the Property Management Agreement. In addition, OpCo is also required to pay the OpCo Manager an annual fee equal to the difference between five percent (5%) of OpCo’s annual gross income and the aggregate of the annual fees payable by OpCo pursuant to all service contracts entered into by OpCo, including the Property Management Agreement.

The Property Management Agreement provides that each of OpCo and Standard Parking will indemnify the other for losses caused by the negligence of the applicable party or the failure of that party to comply with its obligation under the agreement. The Property Management Agreement is terminable by either party upon 10 days’ prior written notice for a payment default or 30 days’ prior written notice for a non-monetary breach, in either case following notice and opportunity to cure.

Standard Parking is a subsidiary of SP Plus Corporation, or SP Plus, which is a publicly traded corporation that provides, among other things, professional parking management, ground transportation, facility maintenance and security services to clients across North America. According to its Annual Report on Form 10-K filed with the SEC in February 2020, SP Plus Corporation operates in 45 states (including Maine), the District of Columbia, Puerto Rico and three Canadian provinces, employs 23,900 people, including 14,700 full-time and 9,200 part-time employees and manages 3,169 parking facilities.

Operating Strategy

We believe parking facilities present intriguing commercial real estate investments. Traditionally, most parking-related opportunities have not appealed to institutional investors, but parking assets’ low cost of capital and strong underlying fundamentals are generating new interest in this relatively undiscovered investment niche. In particular, we have determined that well-located, privately owned urban parking garages are attractive parking investments, especially if they serve multiple daytime and weekend demand generators. Desirable urban parking facilities are located close to theaters, restaurants, sports arenas, and hotels that complement daytime office uses. Additionally, with the rise of co-working and open-space layouts, office buildings are becoming increasingly dense, further emphasizing the importance of parking availability. The Company believes the following characteristics make parking facilities attractive real estate investments:

●	Reduced Volatility and Stable Income: Parking facilities provide consistent and stable income, high cash yields and long-term revenue growth potential. They have low-recurring capital requirements compared to traditional real estate assets, reduced income volatility through market cycles and the ability to immediately react to market conditions and hedge against inflation as rates can be adjusted daily or even hourly.

●	High Barriers to Entry: The existing supply, especially surface lots in urban areas, is being replaced by new developments despite rising demand for parking. Some parking investments are ideal covered land plays, where investors can collect modest income while waiting for the surrounding growth to approach their site, making it feasible for higher density development.

●	Not an Actively Sourced Asset Class: Parking assets are not frequently widely brokered and, as a result, command increased attention when brought to market.

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We also believe that the OpCo Manager’s operating strategy further enhances the value of the Property in the following ways:

1.	Real Time Pricing - while asset classes like multifamily or commercial office can generally only raise rates annually and usually between 3-5%, parking garages permit operators to increase rates monthly in response to demand. In fact, new LED price board technology linked to occupancy sensors allow garage managers to enact airline-like pricing throughout the day, increasing prices during times when the garage is near capacity, and offer discounts during off-peak hours creating efficient revenue maximization.

2.	Licensee Income - most investors think of parking as non-guaranteed income from fully at-will clientele. While this may be the case with many garages, the Property provides a consistent revenue stream comprised of rental payments backed by creditworthy companies (“licensees”) in the form of “licenses” and higher margin transient revenue. Licensees typically require the operator to provide discounted monthly rates to procure such large guarantees, while transient parking pays full retail rate. Accordingly, OpCo believes the optimal ratio of licensee revenue to high-margin transient demand for its garages is approximately 70/30. The ratios for the Property were approximately 63/37 and 80/20 for the years ended December 31, 2019 and 2020, respectively. The calculation of these ratios excludes monthly, non-license revenue.

3.	Excess Occupancy - while multifamily and commercial office properties can only rent their physical unit of space once per set period of time, garage space capacity is fungible because each space can (and is likely to) be rented to multiple licensees. For example, a garage may have 500 spaces available but licensed 600 spaces to client licensees. This would seem incongruous given the traditional understanding of 100% occupancy. However, parking facilities can implement this “over selling” strategy because one of those licensees may only be using the spaces in the evening whereas the other two licensees are predominantly daytime usage. There are a total of 530 parking spaces reserved for use by specific lessees at the Property. Of the 530 spaces, 300 spaces are guaranteed, but not reserved or designated, for MMC, 75 spaces are guaranteed, but not reserved or designated, for VIA Agency, 100 spaces are both guaranteed and designated for the Eastland Park Hotel and 55 spaces are guaranteed, but not reserved or designated, for Catholic Charities. At no point, during the term of all four lease agreements, have any of the guaranteed spaces not been made available to the respective licensee.

OpCo Business and Growth Plan

The OpCo Manager believes that its operating strategy will enhance the value of the Property and provide long-term cash flow to the Company. OpCo intends to do the following in order to achieve its operational strategy for growth:

OpCo intends to install LED price boards for dynamic pricing.

As part of its planned capital expenditures, OpCo intends to install a new LED price board linked to occupancy sensors in 2022. This will allow the garage managers to enact airline-like pricing throughout the day, increasing prices during times when the garage is near capacity, and offering discounts during off-peak hours. This ultimately leads to an efficient revenue maximization on an hourly basis.

OpCo intends to sign new corporate lease agreements or offer additional monthly licenses in 2021.

Per the lease agreement with Maine Medical Center (“MMC”), MMC has reduced its number of its guaranteed spaces to 300, and its lease agreement expires in September 2021. The Company will either sign a new lease with MMC for fewer spaces or backfill the spaces with new lessees in September 2021. The remaining 200 spaces will be offered to the public for monthly licenses or to another local company. The Company is currently engaged in an active direct email campaign with all businesses within a one-half mile radius of the Property to generate additional license income.

OpCo has commenced a digital marketing campaign to attract transient users. In May 2021, OpCo commenced a digital marketing campaign to increase transient use of the Property. The campaign includes using the website and mobile application called “Parking.com” as a streamlined digital selling platform for customers to find, reserve and pay for parking. In addition, OpCo has retained the services of a consultant to analyze and develop expanded third-party distribution channels to online parking aggregators to assist OpCo in maximizing traffic and revenue. The consultant has a “Local Listing” platform that displays information regarding the Property across over 70 digital services.

OpCo will continue to manage the Property and use Standard Parking for day-to-day operations.

Standard Parking is expected to remain the on-site management company for the Property. OpCo will leverage Standard Parking’s technology-driven solutions to further improve pricing and cost efficiencies at the Property. In addition to the LED price board, Standard Parking offers a mobile app, remote management services, hourly tracking technology, real-time facility performance analytics, and access to trained professionals with years of parking garage management experience. The OpCo Manager will leverage its relationship with Standard Parking in order to continue to operate the Property in a manner that generates the highest value.

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OpCo plans to finish façade replacements.

The OpCo Manager has started work to replace the brick façade of the Property with metal sidings. The remaining sides of the Property are expected to be completed in the first quarter of 2022.

The OpCo Manager sees last-mile logistics and urban infill parking garages as a long-term investment.

The longer-term intangible that the OpCo Manager believes will catapult the urban infill parking garage into an institutional core plus holding is the rapidly accelerating demand for last-mile logistics. The OpCo Manager expects that this long-term secular trend will open up a heretofore unquantified boon in demand from e-commerce companies like Amazon and Wal-Mart needing downtown depots to distribute their goods into delivery vans. For most cities, downtown warehousing is not possible. As a result, the OpCo Manager expects that the current cap rates at which parking assets can be acquired will compress significantly.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made elsewhere in this Annual Report that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Annual Report.

Overview

The Company was formed on May 12, 2020 and has conducted no operations other than those related to our organization and the preparation of the Offering and the acquisition of the Interest. The Company will not conduct any business activities except for administrative functions and activities relating to monitoring the Interest. The Company has not generated any revenues to date, and all of the expenses associated with the Offering were paid by third parties. All of the Company’s revenues will be comprised of distributions received from OpCo relating to the Interest.

Liquidity and Capital Resources

The Company’s sole source of revenue is distributions received from OpCo relating to the Interest. As of May 31, 2021, OpCo had not paid any distributions on the Interest.

The Company’s liquidity requirements consist primarily of funds required to pay an annual platform fee to LEX Markets LLC in an amount equal to 1% of the value of the public float of the Units. The value of the public float is based on the average price per Unit for the last 90 days of the immediately preceding calendar year or the Offering price for the periods prior to the end of the calendar year in which the Offering occurred. As the Offering was completed in February 2021, the current price per Unit is $250, the price at which the Units were sold in the Offering. The platform fee accrues at an annualized rate equal to SOFR (the secured overnight financing rate) plus 3%, if the Company is unable to make the quarterly payment.

Item 3.	Directors and Officers

Management

General

Because the Company and OpCo are organized as limited liability companies, they do not have a “board of directors.” The Manager and the OpCo Manager perform the function of a board of directors for the Company and OpCo, respectively. Under the terms of the respective operating agreements, the Company and OpCo have agreed to limit the liability of the Manager and the OpCo Manager, respectively, and to indemnify the Manager and the OpCo Manager, respectively, against certain liabilities. The Manager will not receive any compensation for its services as the managing member of the Company.

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Certain information regarding the executive officers of the Manager and the OpCo Manager and other significant individuals, and their positions, ages and terms of office, as applicable, are as follows:

Name	Position (1)	Age
Charles Follini	President	53

(1)	The business address of each of Mr. Follini is 6 West 20th Street, 5th Floor, New York, New York 10011.

Charles (CJ) Follini, President. CJ Follini has more than 25 years of experience in the acquisition, development, and management of professional real estate across numerous asset classes. These include: healthcare facilities, medical office space, urban parking, media infrastructure, industrial land development, and senior housing. CJ’s career highlights include development of a 400-acre site with Rockefeller Group Properties for the expansion of their renowned International Trade Center in Mount Olive, New Jersey. In 2001, Mr. Follini created Noyack Medical Partners LLC with the express purpose of investing in healthcare real estate. Over the last 15 years it has accumulated a $100MM+ portfolio exceeding return estimates for its investors. Earlier in his career, Mr. Follini served as President of the Gun For Hire Production Centers. He conceived, designed and renovated all of Gun For Hire’s 400,000+ square feet of digital media centers in New York, Miami, Vancouver, Toronto and Los Angeles. His New York facility earned the 1998 Crain’s Magazine Small Business Award. CJ holds a B.A. from Tufts University, a General Course Degree from London School of Economics & an Executive Management certification from Harvard Business School. CJ has also served on the boards as Chairperson of the HERE Arts Center & Chashama Arts.

Mr. Follini has not acted as a sponsor of any prior investment program for which a date and time period for the liquidation of the program were disclosed in the offering materials.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table cites the beneficial ownership of the Units as of May 31, 2021 for each person or group that holds more than 10% of the Units, for each executive officer and the executive officers as a group. Because the Company is organized as a limited liability company, it does not have a “board of directors.” The Company’s voting securities consist solely of the Units. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities.

Title of Class	Name and Address of Owner(1)	Number of Units	Amount Acquirable	Percent of Class
Units	Noyack Medical Partners LLC	1	N/A	(2)

(1)

The business address of the Manager is 6 West 20th Street, 5th Floor, New York, New York 10011. Mr. Follini, as the managing member of the Manager, exercises control over the Unit held by the Manager and, as a result, may be deemed to be the beneficial owner of the Unit.

(2)	Less than 1%.

Item 5.	Interest of Management and Others in Certain Transactions

For further details, please see Note 3 “Related Party Transactions,” in Item 7, Gateway Garage Partners LLC Financial Statements.

Item 6.	Other Information

None

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Item 7.	Financial Statements

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Financial Statements

For the Period from May 21, 2020 through December 31, 2020

(With Independent Auditors’ Report Thereon)

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Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Table of Contents

December 31, 2020

F-1

INDEPENDENT AUDITOR’S REPORT

To the Member of

Gateway Garage Partners LLC

We have audited the accompanying financial statements of Gateway Garage Partners LLC (a Delaware Limited Liability Company corporation), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, member’s equity and cash flows for the period from May 21, 2020 to December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gateway Garage Partners LLC as of December 31, 2020, and the results of its operations and its cash flows for the period from May 21, 2020 to December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Tysons, Virginia

June 7, 2021

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-2

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Balance Sheet

December 31, 2020

Assets:
Cash	$65

Total assets	$65

Member’s Equity
Common units; unlimited units authorized; 1 unit issued and outstanding	$65

Total liabilities and member’s equity	$65

F-3

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statement of Operations

For the Period from May 21, 2020 through December 31, 2020

Expenses:
General and administrative expenses	$35

Total expenses	35

Loss	$(35)

F-4

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statement of Member’s Equity

For the Period from May 21, 2020 through December 31, 2020

Member’s equity - May 21, 2020	$-

Contributions	100

Loss	(35)

Member’s equity - December 31, 2020	$65

F-5

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statement of Cash Flows

For the Period from May 21, 2020 through December 31, 2020

Cash flows from operating activities:
Loss	$(35)

Net cash used in operating activities	(35)

Cash flows from financing activities:
Contributions	100

Net cash used in financing activities	100

Net change in cash	65

Cash at beginning of period	-

Cash at end of period	$65

F-6

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2020

NOTE 1 –	FORMATION AND ORGANIZATION

Gateway Garage Partners LLC (the “Company”) was formed on May 12, 2020 as a Delaware Limited Liability Company and is a partnership for U.S. federal income tax purposes. The Company was organized for the sole purpose of acquiring a membership interest in 181 High Street LLC, a Maine limited liability company (“OpCo”). OpCo’s sole asset is a 208,375 square foot parking garage containing approximately 600 parking spaces located at 181 High Street, Portland, Maine, (the “Property”). The Company is managed by Noyack Medical Partners LLC (the “Manager”), which is also the manager of OpCo.

The Company received its initial capital contribution on May 21, 2020.

The Company filed an offering statement on February 16, 2021 on Form 1-A with the US Securities and Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of limited liability company units, or Units, for an initial offering price of $250.00 per Unit. A maximum of $1,000,000 of Units may be sold to the public in the initial offering, once qualified. As of December 31, 2020, the Company has issued one Unit to the Manager, for a purchase price of $100. The Company will remain in existence until liquidated in accordance with the terms of its Limited Liability Company Agreement (the “Operating Agreement”).

The Offering qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The Company’s fiscal year end is December 31st.

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements and related notes of the Company have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

F-7

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2020

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cash

Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Organizational and Offering Costs

Organizational and offering costs of the Company are being paid by LEX Markets Corp., which will be reimbursed by SDDco Brokerage Advisors LLC, or the Placement Agents, up to the extent of the 4% placement fee received. LEX Markets Corp. is responsible for any expenses in excess of the total placement fee. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering. The offering expenses also includes the distribution of Units, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, charges of experts and fees, expenses and taxes related to the filing and qualification of the sale of shares under U.S. federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. OpCo has agreed to pay the Placement Agents a fee equal to 4% of the gross proceeds of the Units sold in the Offering.

The Offering is being made on a “best efforts” basis, which means that no one is committed to purchasing any shares in the Offering. OpCo has engaged the Placement Agents to act as the exclusive placement agent in connection with the Offering. The Placement Agents are not obligated to purchase any shares or sell a specific number of Units, but will use its commercially reasonable “best efforts” to solicit purchases of the Units.

F-8

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2020

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Trading Market

In connection with the Offering, the Company admitted its Units to trading on an “alternative trading system” or, ATS, maintained by LEX Markets Corp. (the “Platform”). However, there can be no assurance that an active trading market for the Units will be established or, if established, maintained. As a result, the liquidity of the Units may be limited.

LEX Markets Corp. and its subsidiary broker dealer LEX Markets LLC through the Platform located at www.LEXMarkets.com seek to provide an opportunity to investors to become equity holders in companies that own real estate properties. Through the Platform, investors can browse and screen potential property investments, view details of an investment and indicate interests in Units online. The Offering is being conducted through the facilities of the Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically. The Company will pay LEX Markets an annual platform fee equal to 1.0% of the value of the public float of Units, based on the average price per share over the last 90 calendar days of the immediately preceding calendar year (the “ATS Fee”). The Platform Fee is paid out of Company dividends, and if no dividends are declared, interest will accrue at the secured overnight financing rate (“SOFR”) plus 3%, compounded quarterly, and paid out of subsequent dividends. This may cause a liability to the Company.

Taxable Income

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gain from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

The Company intends to operate such that it will meet the Qualifying Income Exception in each taxable year and expects not to pay any U.S. federal income tax.

F-9

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2020

NOTE 3 –	RELATED PARTY TRANSACTIONS

Ownership

As of December 31, 2020, C.J. Follini was the sole member of each of OpCo and the Manager. In 2021, the Company acquired an interest in OpCo pursuant to the terms of a contribution agreement that will entitle the Company to receive 10% of the share of the profits and losses of OpCo (Note 4).

Management

The Company is organized as a limited liability company that does not have a board of directors. The Manager performs the function of a board of directors. Pursuant to the Operating Agreement, the Manager will have complete and exclusive discretion in the management and control of the Company’s affairs and business, subject to the requirement to obtain consent for certain actions, and shall possess all powers necessary, convenient or appropriate to carrying out the Company’s purposes and business, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

The Manager will not receive any compensation for its services as the managing member of the Company. However, upon successful closing of the Offering, OpCo entered into an agreement with the Manager to perform asset management duties for OpCo (the “OpCo Manager”). OpCo will pay the OpCo Manager an asset management fee equal to 5.0% of the annual gross income of OpCo, as provided, less annual fees payable on all service contracts including the property manager of OpCo.

NOTE 4 –	SUBSEQUENT EVENTS

On March 8, 2021, the Company issued 4,000 common units for net proceeds of $1,000,000, which has been used to acquire a 10% interest in OpCo. Additionally, OpCo executed an agreement with the OpCo Manager under the terms expected in Note 3.

The Company has evaluated subsequent events through June 7, 2021, the date the financial statements were available to be issued.

F-10

181 High Street LLC

(A Maine Limited Liability Company)

Financial Statements

For the Years Ended December 31, 2020 and 2019

(With Independent Auditors’ Report Thereon)

F-11

181 High Street LLC

(A Maine Limited Liability Company)

Table of Contents

December 31, 2020 and 2019

F-12

Independent Auditors’ Report

To the Member of

181 High Street LLC

We have audited the accompanying financial statements of 181 High Street LLC (a Maine Limited Liability Company corporation), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, member’s deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 181 High Street LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Tysons, Virginia

June 7, 2021

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-13

181 High Street LLC

(A Maine Limited Liability Company)

Balance Sheets

December 31, 2020 and 2019

	2020	2019

Assets:
Real estate, net	$7,921,184	$8,324,891
Cash	43,439	123,674
Restricted cash	315,959	84,829
Accounts receivable and other assets	71,984	135,675
Deferred parking receivable	28,992	12,488
Due from affiliate	2,050	2,050

Total assets	$8,383,608	$8,683,607

Liabilities and member’s deficit

Liabilities:
Mortgage note payable, net	$13,727,889	$14,118,417
Note payable	54,700	-
Accounts payable, accrued expenses and other liabilities	49,197	50,835
Accrued interest	36,313	40,228
Deferred parking rental income	322,322	330,330

Total liabilities	14,190,421	14,539,810

Commitments and contingencies

Member’s deficit	(5,806,813)	(5,856,203)

Total liabilities and member’s deficit	$8,383,608	$8,683,607

F-14

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenues:
Parking rental income	$2,070,773	$2,453,834
Interest income	361	369

Total revenues	2,071,134	2,454,203

Expenses:
Interest expense	603,108	619,011
Depreciation	403,707	399,462
Repairs and maintenance	233,520	261,358
Payroll	231,893	327,978
Property taxes	194,823	191,835
Management fees	109,215	325,959
General and administrative expenses	80,017	90,408
Other operating expenses	52,963	96,051
Insurance	41,011	33,371
Utilities	13,546	13,862

Total expenses	1,963,803	2,359,295

Net income	$107,331	$94,908

F-15

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Member’s Deficit

For the Years Ended December 31, 2020 and 2019

Member’s deficit - January 1, 2019	$(5,957,018)

Contributions	105,907

Distributions	(100,000)

Net income	94,908

Member’s deficit - December 31, 2019	(5,856,203)

Contributions	20,000

Distributions	(77,941)

Net income	107,331

Member’s deficit - December 31, 2020	$(5,806,813)

F-16

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities:
Net income	$107,331	$94,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	403,707	399,462
Amortization of loan financing fees	23,068	23,068
Deferred parking rental income	(24,512)	(12,767)
Change in operating assets and liabilities:
Accounts receivable and other assets	63,691	49,547
Accounts payable, accrued expenses and other liabilities	(1,638)	(68,183)
Accrued interest	(3,915)	404

Net cash provided by operating activities	567,732	486,439

Cash flows from financing activities:
Repayment of mortgage note payable	(413,596)	(447,544)
Proceeds from note payable	54,700	-
Contributions	20,000	-
Distributions	(77,941)	(100,000)

Net cash used in financing activities	(416,837)	(547,544)

Net change in cash and restricted cash	150,895	(61,105)

Cash and restricted cash at beginning of year	208,503	269,608

Cash and restricted cash at end of year	$359,398	$208,503

Supplemental disclosures of cash flow information:
Cash paid for interest	$583,955	$595,539

Supplemental disclosure of non-cash investing and financing activities:
Contribution of building improvements	$-	$105,907

F-17

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

NOTE 1 –	ORGANIZATION AND NATURE OF OPERATIONS

181 High Street LLC (the “Company”) was formed on February 15, 2008 as a Maine limited liability company. The term of the Company shall continue indefinitely, unless the Company is earlier dissolved by the occurrence of events more fully described in the agreement.

The purpose of the Company is to acquire and operate a garage located at 181 High Street, Portland Maine (the “Property”). The Property is a five-story parking garage containing approximately 600 parking spaces.

Income, losses and distributions from the Company are allocated 100% to its member.

A member of a limited liability company is not liable for debts, obligations, or other liabilities of the limited liability company by reason of being such a member.

The Company’s operations and financial performance are subject to certain business risks and uncertainties that include changes in economic conditions, rapid changes in the real estate market, and competition for parking garages in the local marketplace, among others.

NOTE 2–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash and Restricted Cash

At various times during the year, the Company has maintained cash balances in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Restricted cash consists of monies restricted for the benefit of the Company’s lender under the terms of the debt agreement. Such reserves are for capital expenditures and real estate taxes. In addition, certain cash from the operation of the Property must be directed to accounts controlled by the lender.

F-18

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Restricted Cash (Continued)

The following table provides a reconciliation of cash and restricted cash within the balance sheets to the sum of the corresponding amounts within the statements of cash flows reported as of December 31:

	2020	2019	2018

Cash	$43,439	$123,674	$135,256
Restricted cash	315,959	84,829	134,352
Cash and restricted cash	$359,398	$208,503	$269,608

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance and a credit to accounts receivable. At December 31, 2020 and 2019, the Company considers accounts receivable to be fully collectible.

Accounting for Real Estate

Real estate is recognized at cost less accumulated depreciation. Betterments, major renovations and certain costs directly related to the improvement of real estate are capitalized. Maintenance and repair expenses are charged to expense as incurred.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over the estimated useful lives. Range of useful lives for depreciable assets are as follows:

Category	Term
Building	39 years
Building improvements	7 - 15 years

F-19

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Real Estate (Continued)

The Company reviews its owned real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment indicators are present, the evaluation may include estimating and reviewing anticipated future undiscounted cash flows to be derived from the asset. Estimating future cash flows is highly subjective and includes an evaluation of factors such as the anticipated cash flows from the Property, which may include parking rental income from current leases in-place and projected future leases, estimated capital expenditures, and an estimate of proceeds to be realized upon sale of the Property. If such cash flows are less than the asset’s net carrying value, an impairment charge is recognized to earnings to the extent by which the asset’s carrying value exceeds the estimated fair value. The Company’s estimates could differ materially from actual results. The Company did not recognize any impairment losses on long lived assets during the years ended December 31, 2020 and 2019.

Deferred Costs

The Company defers costs incurred associated with the issuance of its debt obligations. Deferred financing costs are presented as deductions from the carrying value of the related debt obligation in the balance sheets and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method, over the terms of the respective financing agreements.

Revenue Recognition

The Company’s revenues are primarily derived from parking rental income, including long-term leases, monthly rentals, and transient customers, which fall under the scope of Leases (Topic 840). The Company recognizes the effects of any scheduled rent increases, rent abatements and prepayments on a straight-line basis over the term of the lease. This requires that parking rental income be recognized in equal annual amounts over the term of the lease. Deferred parking receivable and deferred parking rental income represent the cumulative effect of straight-lining leases and are computed as the difference between income accrued on a straight-line basis and contractual parking rental payments.

Advertising

Advertising and promotion costs are expensed as incurred. Total advertising and promotion expense for the years ended December 31, 2020 and 2019 were $607 and $408, respectively, and are recognized as a component of other operating expenses on the statements of operations.

F-20

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

(Continued)

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

No provision or benefit for income tax has been included in these financial statements because taxable income or loss passes through to, and is reportable by, the member.

The tax positions of the Company are assessed to determine whether a tax position is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit with a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company has assessed the federal and state tax positions and has concluded that there are no material uncertain tax liabilities to be recognized or disclosed.

New Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, as amended, Leases (Topic 842). Accounting Standards Update (“ASU”) 2016-02 requires all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. Lessor accounting will not be fundamentally changed. Additionally, ASU 2016-02 requires that the Company capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. ASU 2016-02 is effective for the Company’s financial statements for the year ending December 31, 2022. The Company is currently evaluating the impact of Topic 842 on its financial statements.

NOTE 3 –	REAL ESTATE

Real estate, net consisted of the following as of December 31, 2020 and 2019:

	2020	2019

Land	$1,001,912	$1,001,912
Building	9,017,220	9,017,220
Building improvements	1,624,114	1,624,114

Total real estate	11,643,246	11,643,246

Less accumulated depreciation	(3,722,062)	(3,318,355)

Real estate, net	$7,921,184	$8,324,891

Depreciation expense for the years ended December 31, 2020 and 2019 was $403,707 and $399,462, respectively.

F-21

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

(Continued)

NOTE 4 –	MORTGAGE NOTE PAYABLE

On May 17, 2017 the Company obtained a mortgage loan in the amount of $15,000,000 (the “Mortgage”) which matures on May 17, 2027 (the “Maturity Date”). The Mortgage bears interest at 4.05% per annum calculated on a 360-day year through April 30, 2024. Beginning on May 1, 2024 until the Maturity Date, interest on the principal balance shall accrue at a variable rate equal to the Prime Rate, as defined, adjusting on the first day of each month. The Mortgage required monthly payments of interest-only through May 2018 and then monthly payments of principal and interest in an amount sufficient to amortize the principal balance over 300 months through April 17, 2027, with all remaining unpaid principal and interest due on the Maturity Date. The Mortgage is secured by the Property. The Company may prepay the Mortgage, in whole or in part, subject to certain prepayment penalties as defined by the Mortgage. The Company is subject to certain covenants in accordance with the Mortgage, including the maintenance of minimum pre- and post-distribution debt service coverage ratios, which the Company was in compliance with as of December 31, 2020.

The annual estimated principal payments required by the Mortgage for each of the next five years and in the aggregate thereafter are as follows:

Year Ending December 31,

2021	$414,334
2022	430,205
2023	448,207
2024	465,511
2025	486,440
Thereafter	11,628,332

$13,873,029

The components of deferred financing costs as of December 31, 2020 and 2019 are summarized as follows and are presented as deductions from the loan payable:

	2020	2019

Deferred financing costs	$228,762	$228,762
Less accumulated amortization	(83,622)	(60,554)

Deferred financing costs, net	$145,140	$168,208

Amortization expense totaled $23,068 for each of the years ended December 31, 2020 and 2019.

F-22

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

(Continued)

NOTE 5 –	NOTE PAYABLE

During April 2020, the Company received loan proceeds in the amount of $54,700 under the Paycheck Protection Program (“PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest may be forgivable to the extent the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness may be reduced if the borrower terminates employees or reduces salaries during the eligible period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments until a forgiveness application has been accepted and reviewed by the Small Business Administration (“SBA”), and the SBA has provided the lender with the loan forgiveness amount or, if the borrower does not apply for forgiveness, ten months after the end of the eligible period. For the years ended December 31, 2020 and 2019 the Company incurred interest expense of approximately $389 and $0, respectively. As of December 31, 2020, there was an outstanding balance on the PPP note payable of $54,700. The Company currently expects to apply for forgiveness of the entire loan balance.

NOTE 6 –	LEASES

Future minimum rentals to be received under non-cancelable operating leases in effect at December 31, 2020 for each of the succeeding five years and thereafter are as follows:

Year ending December 31,
2021	$921,228
2022	355,673
2023	332,349
2024	120,000
2025	120,000
Thereafter	4,230,000

$6,079,250

The preceding future minimum rental payments do not include option or renewal periods.

F-23

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2020 and 2019

(Continued)

NOTE 6 –	LEASES (Continued)

The table below summarizes parking rental income from lessees each accounting for more than 10% of total parking rental income for the years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020		2019		Lease
Lessee	Dollars	Percent	Dollars	Percent	Termination Date
Standard Parking	$406,447	20%	$904,140	37%	See Note 8
Maine Medical Center	1,075,000	52%	902,500	37%	September 30, 2021
Westin Hotel	450,574	22%	521,006	21%	March 31, 2061

NOTE 7 –	RELATED PARTY TRANSACTIONS

Asset Management Fees

The Company engaged Noyack Medical Partners, LLC (“Noyack”), a related party affiliated through common ownership, to provide asset management services and consulting services with respect to the oversight of the Property. Effective January 1, 2020, the Company and Noyack entered into a new asset management agreement, whereby Noyack will earn an asset management fee equal to 2% of annual gross income, as provided (the “Asset Management Fee”). For the years ended December 31, 2020 and 2019, the Company incurred Asset Management Fees of $41,277 and $260,000, respectively. Unpaid Asset Management Fees amounted to $29,218 and $10,000 as of December 31, 2020 and 2019, respectively, and are included in accounts payable, accrued expenses and other liabilities on the balance sheets.

NOTE 8 –	COMMITMENTS AND CONTINGENCIES

The Company engaged Standard Parking Corporation (“Standard Parking”) as operator and manager of the Property. Standard Parking earns a monthly management fee of $5,703 as of December 31, 2020, which automatically renews each April and increases by 3%, as provided. For the years ended December 31, 2020 and 2019, the Company incurred management fees of $67,938 and $65,959, respectively.

The extent of the impact of the coronavirus (“COVID-19”) outbreak on the operational and financial performance of the Company’s parking garage will depend on future developments, including the duration of the outbreak and the impact of COVID-19 on the financial markets and the overall economy, all of which are still highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to remain impacted for an extended period, the Company’s results may be materially adversely affected. As of the date of this report, COVID-19 has not had a material impact to the Company’s operations or financial performance as the Company has not experienced any material tenant defaults, early terminations or collection issues, however, any future impacts of COVID-19 are highly uncertain and cannot be predicted.

NOTE 9 –	SUBSEQUENT EVENTS

On February 16, 2021, an interest in the Company of up to 10% was listed in an offering circular through Gateway Garage Partners LLC. The transaction is not expected to have a material impact on the Company’s operations.

On March 8, 2021, the Company amended and restated its limited liability company agreement. Commencing in 2021, Noyack will earn the Asset Management Fee in an amount equal to 5% of annual gross income, as provided, less annual fees payable on all service contracts including Standard Parking (see note 8).

The Company has evaluated subsequent events through June 7, 2021, the date the financial statements were available to be issued.

F-24

Item 8.	Exhibits

Exhibit Number	Description
2.1

Certificate of Formation of Gateway Garage Partners LLC (incorporated by reference to Exhibit 2.1 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)

2.2	Certificate of Formation of 181 High Street LLC (incorporated by reference to Exhibit 2.2 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
2.3	Amended and Restated Operating Agreement for Gateway Garage Partners LLC*
2.4	Amended and Restated Operating Agreement for 181 High Street LLC*
6.1	Eastland Park Hotel Parking Agreement (incorporated by reference to Exhibit 6.4 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
6.2	Property Management Agreement (incorporated by reference to Exhibit 6.5 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
11.1	Consent of Baker Tilly US, LLP (Gateway Garage Partners)*
11.2	Consent of Baker Tilly US, LLP (181 High Street)*

* Filed herewith.

9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on June 11, 2021.

Gateway Garage Partners LLC

By:	/s/ Charles J. Follini
Name:	Charles J. Follini
Title:	President

181 HIGH STREET LLC

By:	/s/ Charles J. Follini
Name:	Charles J. Follini
Title:	President

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Follini	President
Charles J. Follini	(Principal Executive Officer)	June 11, 2021

10